SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

U.S. $3,120,000	Henderson, NV
October 1, 2015

FOR VALUE RECEIVED, Quest Solution, Inc., a Delaware corporation (the “Company” or “Debtor”), hereby promises to pay to the order of Jason F. Griffith, an individual, (together with his successors and assigns, the “Note Holder”) the principal sum of Three Million One Hundred Twenty Thousand Dollars ($3,120,000) in lawful money of the United States of America in immediately available funds, with interest on the outstanding principal amount at the rate provided below, with the payment of such principal and interest made in accordance with the instructions of the Note Holder and on the dates provided below. This Note is secured by a security interest granted to the Note Holder pursuant to a security agreement of even date herewith between the original Note Holder and the Debtor (the “Security Agreement”).

This Note will not have any bearing on any common stock of the Company owned by Griffith.

1. Interest.

1.1 The outstanding principal balance of this Secured Subordinated Convertible Promissory Note (this “Note”) shall accrue interest at a fixed rate of 6.00% per annum, commencing on the date of the Note. Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed. Interest shall be compounded monthly and shall be payable in arrears in accordance with Section 2 below.

1.2 Commencing on the day an Event of Default (as defined below) occurs, through and including the date that the Event of Default has been cured or waived (each such period a “Default Period”), in Note Holder’s sole discretion and without waiving any of Note Holder’s other rights or remedies, the principal amount of this Note shall bear interest at a rate that is six percent (6.0%) above the contractual rate set forth above (the “Default Rate”), or any lesser rate that Note Holder may deem appropriate, starting on the first day of the Default Period through the last day of that Default Period, or any shorter time period to which Note Holder may agree to in writing (in Note Holder’s discretion)

2. Payments.

2.1 The Company will make the first principal payment of $1,450,000 on the sooner of: the closing of mezzanine financing or December 15, 2015.

2.2 The balance of $1,620,000, and accrued interest on this Note from October 1, 2015 shall be paid in monthly installments equal to $ 39,000. Each monthly payment shall be payable no later than the first (1st) of each month, with first payment due February 1, 2016, and provided that the remaining outstanding balance of this Note shall be due and payable in full on February 1, 2020. Each payment received by Note Holder shall be first applied to accrued and unpaid interest, then to principal, and then to any other amounts owing under this Note.

2.3 The Debtor shall have the right to prepay the principal amount of this Note at any time, in whole or in part, and from time to time, without penalty or premium, provided that (a) Debtor shall provide the Note Holder with at least ten (10) Business Days’ prior written notice of such prepayment to afford the Note Holder the opportunity to exercise his conversion rights hereunder, and (b) each such payment shall be accompanied by all accrued and unpaid interest to the date of any such prepayment. Any partial prepayment shall not reduce the amount of the required monthly payment under Section 2.1 above (provided that once the principal balance of this Note has been paid in full, then no further payments of principal shall be owing).

3. Events of Default. Each of the following events shall be an “Event of Default” under this Note:

(a) Debtor fails to pay any of the principal amount due under this Note or any accrued interest or other amounts owing under this Note within ten (10) Business Days of the date the same is due and payable under this Note;

(b) Debtor or any of its subsidiaries files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Debtor or any of its subsidiaries (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Debtor or its subsidiaries; or

(d) The Board of Directors or the stockholders of the Company shall have approved a Change in Control. For the purposes of this Note, a “Change of Control” means that either the Company or any subsidiaries including Quest Marketing (“QM”) or Bar Code Specialties, Inc. (“BCS”) shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (b) sell, assign, license, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (c) consummate a stock purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby after such transaction such other Person holds more than the 50% of the voting power of all classes of equity interests of the Company or QM or BCS, in each case taken together as a single class, or (d) sell, assign, license, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of a subsidiary of the Company or QM or BCS to another Person.

(e) The Board of Directors authorizes any issuance of Series A Preferred shares or authorizes or attempts to authorize any changes to the voting rights of the Series A Preferred shares.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing under or in connection with this Note shall, at the option of the Note Holder, and, in the case of an Event of Default pursuant to clauses (b) or (c) above, automatically, be immediately due, payable and collectible by Note Holder pursuant to applicable law.

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4. RESERVED.

5. Conversion. Upon the occurrence of any Event of Default, the Note Holder, at his sole discretion, at any time from that point forward shall have the right to convert all or any portion of the then-outstanding principal under this Note into shares of fully paid and nonassessable Common Stock. The number of shares of Common Stock to be issued upon any such conversion shall be equal to the quotient obtained by dividing the principal being converted at such time by the Conversion Price then in effect. Upon any such conversion, the accrued and unpaid interest on the Note shall be paid to Note Holder (x) in cash or (y) upon mutual agreement of the Company and Note Holder, in shares of Common Stock, with the number of shares of Common Stock to be issued equal to the quotient obtained by dividing such accrued and unpaid interest by the Conversion Price then in effect. “Common Stock” means the Company’s common stock, par value $0.001 per share.

5.1 Conversion Price. The “Conversion Price” as stated in Section 5 above shall be at a twenty five percent discount of the average closing bid price of the Common Stock for the prior five trading days, but shall be appropriately adjusted for stock splits, dividends and combinations with respect to the Common Stock such that the number of shares of Common Stock issuable upon conversion of the Note shall be increased or decreased in proportion to such increase or decrease in the aggregate number of shares of Common Stock outstanding as a result of such stock split, dividend or combination. In addition, in the event of distributions, recapitalizations and similar events with respect to the Common Stock, the Conversion Price shall be appropriately adjusted, or the Company shall take appropriate additional measures, such that upon any conversion of the Note, Note Holder shall receive such additional or other securities or property of the Company or otherwise, as if Note Holder had been the owner of the number of shares of Common Stock issuable upon conversion of this Note immediately prior to such distribution, recapitalization or other event.

5.2 Stock Dividends, Stock Splits and other Adjustments. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

5.3 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, at least such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding principal, in addition to such other remedies as shall be available to Note Holder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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5.4 Fractional Shares. No fractional shares of any capital stock shall be issued upon conversion of this Note. In lieu thereof, the Company shall pay to Note Holder the amount of outstanding principal and interest that is not so converted, such payment to be in cash or by check.

5.5 Mechanics of Conversion. Any conversion of this Note shall be achieved by submitting to the Company the fully completed form of conversion notice attached hereto as Exhibit I, or a similar writing that conveys sufficient information to effect a conversion (a “Notice of Conversion”), executed by the Note Holder evidencing such Note Holder’s intention to convert this Note or the specified portion (as herein provided) hereof. A Notice of Conversion may be submitted via facsimile to the Company at the applicable telecopier number specified in writing by the Company, or by electronic mail to an officer of the Company, or by physical delivery of such Notice of Conversion to the Company at the address provided by the Company. Nothing herein shall operate to prohibit the parties from transmitting and receiving a Notice of Conversion by other means by mutual agreement. The Company and the Note Holder shall each keep records with respect to the portion of this Note then being converted and all portions previously converted; upon receipt by the Note Holder of the requisite shares pursuant to the Notice of Conversion, the outstanding principal amount of the Note shall be reduced by the amount specified in the Notice of Conversion resulting in such conversion shares. The date on which a notice of conversion is given (a “Conversion Date”) shall be deemed to be either the date on which the Company receives from the Note Holder a facsimile (or otherwise transmitted) Notice of Conversion duly executed, or, if earlier, the date set forth in such Notice of Conversion if the original Notice of Conversion is physically received by the Company within two (2) business days thereafter. In all cases, the Company shall cause all shares of stock to be issued pursuant to the Notice of Conversion to be delivered to the Holder within two (2) business days after the Conversion Date with respect to - Common Stock (as applicable) being delivered, and at the address specified for the Holder in the Notice of Conversion.

6. Agreement to Subordinate to Senior Debt. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company’s Senior Indebtedness, whether currently outstanding or incurred in the future by the Company. “Senior Indebtedness” shall mean any existing or future line of credit, term loan or credit facility with any bank, lessor or other financial or lending institution approved by the Company’s Board of Directors, provided that maximum principal amount of all Senior Indebtedness shall not exceed $15 million.

6.1 Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of the principal balance, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal and interest and other amounts payable in respect of the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of Note Holder that shall assert any right to receive any payments in respect of the principal balance and interest and other amounts payable on this Note except subject to the payment in full of the principal of and interest and other amounts payable in respect of all of the Senior Indebtedness then outstanding.

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6.2 Further Assurances. By acceptance of this Note, Note Holder agrees to execute and deliver a customary form of subordination agreement if requested from time to time by holders of Senior Indebtedness (up to the total maximum amount of $15 million as stated in Section 6 above); provided that such form shall not impose on Note Holder terms less favorable than those provided herein.

6.3 Subrogation. Subject to the payment in full of all Senior Indebtedness, Note Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions indefeasibly made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Note Holder, be deemed to be a payment by the Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Note Holder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and Note Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

6.4 No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities or other properties otherwise payable or deliverable to the Note Holder, nothing contained in this Section 6 shall impair, as between the Company and Note Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Note Holder the Principal Amount hereof and interest hereon as and when the same become due and payable, or shall prevent Note Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law. Notwithstanding any terms to the contrary in this Section 6, nothing herein (including an Event of Default) shall limit or restrict the right of the Note Holder to convert this Note into Series A preferred stock or Common Stock, in the Note Holder’s option, in the manner and at the times provided for in Section 5.

7. Miscellaneous Provisions.

7.1 Business Day. “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are closed in the City of Los Angeles, California. If a payment is due hereunder on a day which is not a Business Day then payment shall be made on the following Business Day, and interest shall continue to accrue on the principal amount of such payment until paid.

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7.2 Other Indebtedness. Other than the Senior Indebtedness, no indebtedness of Debtor shall be senior in any respect to the indebtedness represented by this Note unless otherwise agreed to in writing by the Note Holder (in Note Holder’s sole discretion).

7.3 Waivers. Debtor each waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

7.4 Notices. Except when otherwise required by law, any notice which a party is required or may desire to give the other under or in connection with this Note shall be in writing and may be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as provided below in this Section. Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

(i)	If to Note Holder, at:
Jason Griffith
2580 Anthem Village Drive
Henderson, NV 89052
Fax: (702) 974-4904

(ii)	If to Debtor at:
c/o Quest Solution, Inc.
860 Conger Street
Eugene, OR 97402
Attn: Chief Executive Officer
Fax: (____) _________

7.5 Modification, Amendment, Waiver, etc. No modification, amendment or waiver of any provision of this Note, and no consent to any departure by Debtor here from, shall be effective unless the same shall be in writing and signed by Note Holder and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Note Holder shall entitle Note Holder to any other or further notice or demand in the same, similar or other circumstances.

7.6 Costs and Expenses. Debtor shall pay or reimburse Note Holder on demand for all costs and expenses incurred by Note Holder in connection with this Note and any related documents, including all fees and disbursements of legal counsel to the Note Holder. Without limiting the generality of the foregoing, Debtor specifically agrees to pay, on demand, all fees, costs and disbursements of counsel to Note Holder for the services performed by such counsel in connection with any enforcement of this Note and the documents and instruments related or incidental thereto.

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7.7 Governing Law. This Note shall be governed by the laws of the State of Nevada, without giving effect to principles of conflicts of laws. For any litigation arising out of or relating to this Note, each of the parties hereto expressly consents to the personal and exclusive jurisdiction of the state and federal courts located in Clark County, Nevada and agrees not to commence any litigation relating thereto except in such courts, waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

7.8 Advisors. Each party shall bear its own fees and expenses (including the fees and disbursements of counsel and other professional advisors) incurred in connection with the negotiation, execution and delivery of this Agreement.

7.9 Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Debtor and shall extend to any holder hereof; provided that Quest Solution may not assign their rights and obligations under this Note. Note Holder may assign all or any part of Note Holder’s rights hereunder, without consent of the Debtor, to any party or upon death by will or intestacy, or for bona fide estate planning purposes, including to the Note Holder’s spouse, parent, sister, brother, child (natural or adopted), or any other direct lineal descendant of such Note Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Note Holder and/or any such family members.

7.10 Counterparts. This Note may be signed (including by facsimile) in any number of counterparts, each of which, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals or have caused these presents to be duly executed and sealed the day and year first above written.

QUEST SOLUTION, INC.

By:	/s/ JASON GRIFFITH	By:	/s/ TOM MILLER
	JASON GRIFFITH, an individual	Name:	TOM MILLER
		Title:	Chief Executive Officer

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